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Exhibit 23(2)

                              ACCOUNTANTS' CONSENT

The Board of Directors
Hawaiian Airlines, Inc.:


We consent to incorporation by reference in Registration Statement Nos. 033-64299, 333-09667, 333-09669, 333-09671, 333-09673, 333-26179, and 333-63575
on Form S-8 of Hawaiian Airlines, Inc. of our reports dated March 11, 1999, relating to the statements of operations, shareholders' equity and comprehensive income, and cash flows of Hawaiian Airlines, Inc. for the year ended December 31, 1998, and relating to the financial statement schedule of Hawaiian Airlines, Inc. for the year ended December 31, 1998, which reports appear in the December 31, 2000 annual report on Form 10-K of Hawaiian Airlines, Inc.



/s/ KPMG LLP

Honolulu, Hawaii
March 30,2001